FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
February 3, 2022		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Second Fiscal Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the second quarter ended December  31, 2021.

Sales for the second fiscal quarter were $4,415,886, which is a 10.4%  decrease from sales of $4,929,789 for the same three-month period one year ago. The three-month net income was $578,969, compared to net income of $508,890 for the second fiscal quarter in the prior year. Diluted and basic income per common share for the quarter was $0.06 compared to diluted and basic income per common share of $0.07 for the three-month period one year ago.

Sales for the six months ended December 31, 2021 decreased 13.4% from $10,138,084 in the same period in the prior year to $8,780,953 in the current year. The six-month net income was $479,610 compared to net income of $635,819 for the same period in the prior year. Diluted and basic income per common share was $0.05 for the six months ended December 31, 2021 compared to income per common share of $0.09 for the same six-month period one year ago.

"The lower sales to certain domestic distributors and the loss of placement at US mass retail drove the decline in sales.  Direct-to Consumer (DTC) sales have grown as the business shifts to more consumer direct, online selling,” Michael J. Koss Chairman and CEO said today.  "Improvements in European distribution offset some of the softness in certain U.S. based distributors.”

“The shift in sales from lower margin mass retail to higher margin DTC sales contributed to the improvement in gross margins for the three and six months ended December 31, 2021.  However, the continued worldwide disruption in the supply chain has caused shipping delays and increased inbound freight rates, offsetting some of the favorability.  The higher costs will continue to impact margins in the foreseeable future.”

Additionally, the Company has announced that Kim Schulte, the Company’s VP of Finance, will replace Dave Smith as its Chief Financial Officer and Corporate Secretary, effective February 28, 2022, upon Mr. Smith’s retirement, as previously announced by the Company.

…

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2021	2020	2021	2020
Net sales	$4,415,886	$4,929,789	$8,780,953	$10,138,084
Cost of goods sold	2,866,193	3,311,892	5,649,423	6,883,960
Gross profit	1,549,693	1,617,897	3,131,530	3,254,124

Selling, general and administrative expenses	1,229,294	1,615,824	3,010,091	3,121,595

Income from operations	320,399	2,073	121,439	132,529

Other income	255,975	506,700	355,975	506,700
Interest income	3,626	2,660	4,258	609

Income before income tax provision	580,000	511,433	481,672	639,838

Income tax provision	1,031	2,543	2,062	4,019

Net income	$578,969	$508,890	$479,610	$635,819

Income per common share:
Basic	$0.06	$0.07	$0.05	$0.09
Diluted	$0.06	$0.07	$0.05	$0.09

Weighted-average number of shares:
Basic	9,144,099	7,405,758	8,994,023	7,405,295
Diluted	10,064,713	7,453,450	10,062,915	7,424,239